UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 7, 2007

MIDAS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	01-13409	36-4180556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Arlington Heights Road

Itasca, Illinois 60143

(Address of Principal Executive Offices, including Zip Code)

(630) 438-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02. Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2006 Annual Incentive Compensation Plan

At its meeting held on March 5, 2007, the Board of Directors (the “Board”) of Midas, Inc. (the “Company”), upon the recommendation of its Compensation Committee (the “Committee”), approved the awards granted to the Company’s executive officers and key employees, excluding its Chief Executive Officer, under the Company’s 2006 Annual Incentive Compensation Plan (the “2006 Plan”). The 2006 Plan had been previously announced, and its terms had been previously outlined, in the Form 8-K previously filed with the Securities and Exchange Commission on March 13, 2006. Specifically, the Board determined that the performance criteria under the Total Company Objectives component of the 2006 Plan had been achieved at 91.5% of the potential payout thereunder. In addition, the Board determined that, with respect to the Company’s executive officers, excluding its Chief Executive Officer, the performance criteria under the Individual Objectives component of the 2006 Plan had been achieved at between 79% and 100% (depending on the executive) of the potential payout thereunder.

2006 Bonus for Chief Executive Officer

Also at its meeting held on March 5, 2007, the Board, upon the recommendation of the Committee, separately determined to award the Company’s Chief Executive Officer, who was not a participant in the 2006 Plan, a cash bonus of $500,000. This bonus was determined at the discretion of the Committee and approved by the Board based on the Chief Executive Officer’s performance, and the Company’s achievement of a number of key corporate strategic and financial objectives, in 2006.

2007 Annual Incentive Compensation Plan

Also at its meeting held on March 5, 2007, the Board, upon the recommendation of the Committee, approved the terms of the 2007 Annual Incentive Compensation Plan (the “2007 Plan”) for the Company’s executive officers and key employees, including its Chief Executive Officer. The 2007 Plan is intended to provide incentives to the 2007 Plan participants in the form of cash bonus payments for achieving certain specified performance goals.

The bonus target levels under the 2007 Plan range between 15% and 90% (or such greater percentage as may result from the enhancement features described below) of the applicable participant’s annual base salary, depending upon the participant’s salary grade within the Company. The bonus target levels for the Company’s officers under the 2007 Plan are as follows:

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Title	Bonus Target Level*
Chief Executive Officer	90%
Executive Vice President	60%
Senior Vice Presidents	50%
Vice Presidents	35%

*as a percentage of annual base salary

As previously noted, the foregoing bonus target levels are subject to the enhancement features described below.

The 2007 Plan is comprised of three components: (1) a Total Company Objectives component (the “Company Component”), which represents 50% of the 2007 Plan’s potential bonus payout, (2) a North American Comparable Shop Retail Sales Increase component (the “Sales Component”), which represents 20% of the 2007 Plan’s potential bonus payout, and (3) an Individual Objectives component (the “Individual Component”), which represents the remaining 30% of the 2007 Plan’s potential bonus payout.

Bonus awards pursuant to the Company Component are based upon the Company’s achievement of an adjusted operating income target that is based on its budgeted operating income, excluding business transformation charges, of approximately $30 million for 2007 (the “Financial Target”). In addition, the Company Component contains a “2 for 1” enhancement feature whereby, for each 1% over the Financial Target achieved by the Company, an additional 2% is added to the target bonus award under the Company Component. Similarly, for each 1% that the Company falls short of the Financial Target, the target bonus award under the Company Component is reduced by 2%. The 2007 Plan specifically provides that no bonus awards are to be paid pursuant to the Company Component unless the Company achieves at least 80% of the Financial Target (the “Financial Target Threshold”).

Bonus awards pursuant to the Sales Component are based upon the Company’s achievement of a 4% comparable shop retail sales increase in North America for 2007 (the “Sales Target”). In addition, the Sales Component contains an enhancement feature whereby, for each point over the 4% targeted increase in comparable shop retail sales achieved by the Company in North America, an additional 20% would be added to the target bonus award payable thereunder (up to a maximum of 160%). Similarly, for each 1% that the Company falls short of the 4% targeted increase, the target bonus award under the Sales Component would be reduced by 10% (with no payout below a 1% increase to comparable shop retail sales in North America) (the “Sales Target Threshold”).

Bonus awards pursuant to the Individual Component are based upon a 2007 Plan participant’s achievement of specific individual objectives. Individual objectives are established by mutual agreement of the participant and his or her direct supervisor within

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the Company, and must align with, and otherwise support and/or advance, the Company’s overall business strategy. Bonus awards pursuant to the Individual Component are not contingent upon the Company’s achievement of the Financial Target, the Sales Target or any other financial metrics.

The 2007 Plan provides for a maximum cap of 150% of a participant’s target bonus level, notwithstanding the above-described enhancement features under the Company Component and the Sales Component.

The Committee oversees the 2007 Plan. All bonus awards made pursuant to the 2007 Plan are subject to the Committee’s approval. In addition, the Committee has sole authority to determine whether the Financial Target Threshold and the Sales Target Threshold have been achieved by the Company and, if so, the applicable bonus award percentages under the Company Component and the Sales Component resulting from the enhancement features described above. The 2007 Plan also provides the Committee with discretion to include or exclude extraordinary items in determining the level of achievement of the Financial Target and the Sales Target.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDAS, INC.

/s/ William M. Guzik
By:	William M. Guzik
Its:	Chief Financial Officer

Date: March 7, 2007

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